Three Canal Plaza
Portland, Maine 04101
(855) 328-7691
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INFORMATION STATEMENT
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June 17, 2019

This document is an Information Statement for the shareholders of the Acuitas US Microcap Fund (the "Fund"), a series of Forum Funds II (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval by the Board of Trustees of the Trust (the “Board”) of a new investment subadvisory agreement between Acuitas Investments, LLC (“the “Adviser”) and ClariVest Asset Management LLC (“ClariVest”), effective April 1, 2019 (the “New Subadvisory Agreement”). The New Subadvisory Agreement replaced the prior investment subadvisory agreement between Acuitas and ClariVest, dated June 18, 2014 (the “Original Subadvisory Agreement”), which, pursuant to the terms of the Original Subadvisory Agreement, would have terminated automatically upon its assignment as a result of a change in control of ClariVest, as further described below.  Under the New Subadvisory Agreement, ClariVest provides subadvisory services to a portion of the Fund’s portfolio (the “Managed Portion”), as it did under the Original Subadvisory Agreement.

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of May 31, 2019 (the “Record Date”) on or about June 17, 2019.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Acuitas Investments, LLC, located at 520 Pike Street, Suite 1221, Seattle, WA 98101, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  Under the Advisory Agreement, the Adviser is primarily responsible for the day-to-day management of the Fund. In addition, subject to the supervision of the Adviser and the Board, various asset managers serve as subadvisers to the Fund and are responsible for the day-to-day portfolio management of the Fund’s assets, as further described in the Fund’s prospectus. The portion of the Fund's portfolio managed by a subadviser will be determined from time to time by the Adviser, potentially in consultation with such subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such subadvisers; and (iii) terminate and/or hire unaffiliated subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the New Subadvisory Agreement.

Information about the Adviser

The Adviser oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of the independent Board members, on June 12, 2014, and most recently renewed by the Board at an in-person meeting held on June 14, 2019.

The Fund pays the Adviser an advisory fee of 1.40% of the average daily net assets of the Fund. For the fiscal year ended June 30, 2018, the advisory fee owing to the Adviser under the Advisory Agreement was $1,373,461. The Adviser has contractually agreed to waive its fee and/or reimburse Fund expenses to limit the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) of Institutional Shares to 1.70% and Investor Shares to 1.95% through November 1, 2019. The Adviser may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.  For the fiscal year ended June 30, 2018, the Adviser waived $82,163 (or 0.08%) in order to keep the expenses of the Fund within the above-referenced cap. In addition, the Adviser is responsible for payment of all subadvisory fees and pays the subadvisers to the Fund directly out of the advisory fees it receives. The aggregate amount paid by the Adviser to its subadvisers for the fiscal year ended June 30, 2018 was $484,408 (or 0.49%). As a result of the Adviser’s expense waiver and subadviser obligations, the actual advisory fee rate retained by the Adviser for the fiscal year ended June 30, 2018 was approximately $806,890 (or 0.83%).

Information about the Subadviser

ClariVest Asset Management LLC is a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, with its principal office and place of business at 3611 Valley Centre Drive, Suite 100, San Diego, CA 92130.  ClariVest is wholly owned by Eagle Asset Management (“Eagle”), a subsidiary of Carillon Tower Advisers, and is not an affiliated person of the Adviser.  ClariVest was founded in March 2006 and provides investment advisory services to pooled vehicles and institutional clients. As of March 31, 2019, ClariVest managed approximately $7.12 billion in assets.

ClariVest employs a U.S. microcap strategy for the Managed Portion of the Fund. This strategy uses quantitative models to screen a broad universe of potential investments to identify companies that are believed to have attractive earnings cycles, fundamentals, and valuations in an effort to generate higher risk-adjusted returns. The portfolio managers at ClariVest who are responsible for the day-to-day management of the Managed Portion are Michael Waterman, CFA, and Todd Wolter, CFA.

On April 1, 2019, ClariVest entered into a strategic transaction with Eagle (the “Transaction”) pursuant to which Eagle, a minority owner of ClariVest, acquired from certain ClariVest employees the remaining voting interests in ClariVest.  As a result of the Transaction, ClariVest became a wholly owned subsidiary of Eagle.  Prior to the Transaction, ClariVest provided investment subadvisory services to the Managed Portion of the Fund since June 18, 2014 pursuant to the Original Subadvisory Agreement.

In anticipation of the Transaction, the Board, at an in person meeting held on March 26, 2019, terminated the Original Subadvisory Agreement, effective immediately prior to the close of the Transaction, and approved the New Subadvisory Agreement between ClariVest and Acuitas, to become effective upon the termination of the Original Subadvisory Agreement, on or about April 1, 2019. Following the close of the Transaction, under the New Subadvisory Agreement, ClariVest continued the strategy previously employed with respect to the Managed Portion, as described above, and the members of ClariVest who were responsible for the portfolio management of the Managed Portion prior to the Transaction retained those responsibilities for the Managed Portion after the Transaction.

No officers or Trustees of the Trust were officers, employees, directors, general partners, or shareholders of ClariVest. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which ClariVest, any parent or subsidiary of ClariVest, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of ClariVest.  The address of each individual listed below is c/o ClariVest Asset Management LLC, 3611 Valley Centre Drive, Suite 100, San Diego, CA 92130.

Name	Principal Occupation
Jeff A. Jacobson	CFO, COO
Tiffany A. Ayres	President, CCO, General Counsel, Manager
David R. Vaughn	Manager
Todd N. Wolter	Manager
James C. Abbott	Manager
Courtland W. James	Manager
Aaron J. Ochstein	Manager
Eric C. Wilwant	Manager

The New Subadvisory Agreement

The New Subadvisory Agreement became effective on April 1, 2019, and, other than the effective date, is the same as the Original Subadvisory Agreement.  The New Subadvisory Agreement provides that ClariVest is responsible for, among other things, things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in the Managed Portion and providing voting information to the Fund and their agents in relation to the Fund’s annual proxy voting reports filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The New Subadvisory Agreement provides that ClariVest is not responsible for any action taken or omitted, except for liability resulting from ClariVest’s own bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties and obligations. The New Subadvisory Agreement does not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The New Subadvisory Agreement will continue in effect for an initial term of no more than two years. Thereafter, the New Subadvisory Agreement will continue in effect for the Fund only if approved annually by a majority of the Independent Trustees and either by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The New Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice by ClariVest, or the Adviser. Pursuant to the Investment Company Act, the New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations in Approving the Subadvisory Agreement

At the March 26, 2019 Board meeting (“March meeting”), the Board, including the Independent Trustees, considered the approval of a new investment subadvisory agreement between Acuitas Investments, LLC (the “Adviser”) and ClariVest Asset Management, LLC (“ClariVest”) pertaining to the Fund (the “Subadvisory Agreement”). The Subadvisory Agreement was being considered in connection with the anticipated termination of the original subadvisory agreement between ClariVest and the Adviser (“Original Agreement”) due to a strategic transaction between ClariVest and its minority owner, Eagle Asset Management, Inc. (“Eagle”), whereby Eagle would acquire the remaining voting interest in ClariVest and ClariVest would become a wholly owned subsidiary of Eagle (the “Transaction”).  The Subadvisory Agreement is identical to the Original Agreement, except for the effective date. The Transaction is expected to result in a change in control of ClariVest, and thus, a termination of the Original Agreement.  In preparation for its deliberations, the Board requested and reviewed written responses from ClariVest to a due diligence questionnaire circulated on the Board’s behalf concerning ClariVest’s personnel, operations, financial condition, and performance, and the services to be provided by ClariVest.

The Board recognized that the evaluation process with respect to ClariVest was an ongoing one and, in this regard, the Board further recognized that information was provided by ClariVest at regularly scheduled meetings during the past year, including, among other things, information concerning the performance of the portion of the Fund for which ClariVest provided subadvisory services (the “Managed Portion”). In evaluating the Subadvisory Agreement for the Fund, the Board discussed the materials with Independent Legal Counsel and, as necessary, with the Fund’s administrator, Atlantic Fund Services. During its deliberations, the Board received oral presentations from the Adviser and was assisted by the advice of Independent Legal Counsel.

At the meeting, the Board reviewed, among other matters: (1) the nature, extent and quality of the services proposed to be provided to the Fund by the Adviser and ClariVest, including information on the investment performance of the Fund and ClariVest; (2) the costs of the services to be provided and profitability to the Adviser of its relationship with the Fund; (3) the advisory fee and total expense ratio of the Fund compared to a relevant peer group of funds; (4) the extent to which economies of scale may be realized as the Fund grows and whether the advisory fee enables the Fund’s investors to share in the benefits of economies of scale; and (5) other benefits to be received by the Adviser and ClariVest from their respective relationships with the Fund.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and discussed ClariVest personnel, operations and financial condition. In this context, the Board considered the adequacy of ClariVest’s resources and the quality of services to be provided by ClariVest under the Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at ClariVest who, as ClariVest employees had, and under the Subadvisory Agreement would continue to have, responsibility for the Managed Portion. The Board considered the Adviser’s representation that the portfolio managers of ClariVest who were responsible for the Managed Portion would continue in that role as portfolio managers at ClariVest and noted that, since 2014, the same portfolio managers had provided such services to the Fund. The Board considered the investment philosophy and decision-making process of ClariVest and the capability and integrity of ClariVest’s senior management and staff. The Board also evaluated the anticipated quality of ClariVest’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to ClariVest. The Board also noted ClariVest’s representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by ClariVest under the Subadvisory Agreement.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Subadvisory Agreement. The Board thus did not focus on information regarding the costs of services provided or profits to be realized by ClariVest from its relationship with the Fund. The Board concluded that ClariVest’s projected profitability was not a material factor in determining whether or not to approve the Subadvisory Agreement.

Performance

The Board considered the historical performance of the proposed portfolio managers of ClariVest in managing the Fund, including in particular, the Adviser’s evaluation of the performance ClariVest achieved for the Managed Portion, as provided to the Board by ClariVest at a meeting of the Board held on June 15, 2018. Based on the Adviser’s evaluation of ClariVest’s performance and other relevant facts and circumstances, the Board concluded that ClariVest’s proposed management of the Managed Portion of the Fund could benefit the Fund and its shareholders.

Compensation

The Board reviewed ClariVest’s proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Fund. The Board thus did not focus on information regarding the proposed compensation to be paid to ClariVest as a result of its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and ClariVest with respect to the negotiation of the subadvisory fee rate that would apply to ClariVest. The Board, however, did note that the compensation to be received by ClariVest under the Subadvisory Agreement would be no greater than the compensation that ClariVest received under the prior subadvisory agreement. As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the Subadvisory Agreement.

The Board considered that the advisory agreement between the Trust and the Adviser relating to the Fund had been most recently considered and renewed on June 15, 2018.The Board recalled that the actual advisory fee rate and the actual total expense ratio of the Fund had been compared to fees and expenses of other similarly managed mutual funds and the Board specifically considered that the Adviser’s advisory fee rate and total expense ratio for the Fund were each higher than the median of its Broadridge peers. The Board noted the Adviser’s representation that the Fund’s Broadridge peers are heavily weighted toward small cap managers, which offer lower fees than microcap managers, which could account for some of the variance in the fee and expense comparison.

The Board also recalled noting that it is difficult to make meaningful comparisons of the Fund’s actual advisory fee rate and expense ratio to those of their respective peers due to, among other things, variations between the services provided by the Adviser to the Fund and those provided to the Broadridge peer group of funds by their advisers. Finally, the Board recalled the Adviser’s representation that several of the funds listed in the respective Broadridge peer groups did not operate pursuant to a multi-manager structure and that, unlike the peers in the Broadridge peer group, the Adviser paid each of the Subadvisers directly from the advisory fee paid to the Adviser such that the fees and expenses of the Broadridge peers were not directly comparable. After consideration of these matters, the Board concluded that the subadvisory fee rate negotiated by the Adviser and ClariVest was not excessive.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Subadvisory Agreement. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Subadvisory Agreement.

Other Benefits

The Board noted ClariVest’s representation that it would not receive significant ancillary benefits as a result of its relationship with the Fund. As a result, the Board concluded that other benefits accrued by ClariVest were not a material factor in approving the Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objectives, the Board gave significant weight to the Adviser’s recommendation that ClariVest be appointed as a subadviser to the Fund and to the Adviser’s representation that the appointment of ClariVest would positively contribute to the Adviser’s successfully executing the overall strategy of the Fund. The Board reviewed a memorandum from Independent Legal Counsel discussing the legal standards applicable to its consideration of the Subadvisory Agreement. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the Subadvisory Agreement, were fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 7,853,862.721 shares outstanding of the Fund’s Institutional Share class. There were no shares outstanding of the Fund’s Investor Share class. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following table sets forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares
Name of Beneficial Owner	Number of Shares	Percentage of Class
National Financial Services, LLC – FBO Customers 499 Washington Blvd. Jersey City, NJ 07310	7,318,550.819	93.18%
Charles Schwab & Co. – FBO Customers 211 Main Street San Francisco, CA 94105	474,273.606	6.04%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent semi-annual report dated as of December 31, 2018, and in the Fund’s annual report dated as of June 30, 2019, when available. Shareholders may obtain copies of these materials free of charge by calling 1-844-805-5628 or writing to the Fund, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds II, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.